CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------





We consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of our report dated February 22, 2001, relating to the consolidated financial statements of Carnegie Financial Corporation and Subsidiary as of December 31, 2000 and 1999 and for the years then ended, which report is incorporated by reference in the December 31, 2000 Annual Report on Form 10KSB filed by Carnegie Financial Corporation and Subsidiary. We also consent to the reference to us under the headings "Experts" in such Prospectus.


/s/S.R. Snodgrass, A.C.

Wexford, Pennsylvania
November 14, 2001